Exhibit 99.1

Vyyo Reports Third Quarter Fiscal Year 2005 Results

PALO ALTO, Calif., Nov. 14 /PRNewswire—First call/—Vyyo Inc. (Nasdaq: VYYO), a global supplier of broadband access equipment for cable and private wireless broadband network solutions today reported financial results for the third quarter ended September 30, 2005.

For the third quarter of 2005, Vyyo reported sales of $0.2 million, compared to $1.2 million in the second quarter of 2005. Loss for the third quarter of 2005 was $8.9 million or $0.57 per share, compared to a loss of $8.2 million, or $0.53 per share, in the second quarter of 2005. Loss from continuing operations for the third quarter of 2005 was $8.9 million, or $0.57 per share, compared to $8.3 million, or $0.54 per share, in the second quarter of 2005. As of September 30, 2005, Vyyo had cash, cash equivalents and short-term investments of $20.6 million.

“Throughout 2005 we have concentrated on restructuring the company to focus entirely on the wireless utility, T-1 over HFC (hybrid-fiber coax) and spectrum overlay markets. Our financial results reflect this transition,” stated Davidi Gilo, Chairman and Chief Executive Officer of Vyyo. “We believe that we are making significant progress in achieving our objectives in each of these large, strategic opportunities.”

Investor Conference Call

Vyyo will host an investor conference call to discuss the third quarter results on Monday, November 14, 2005 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time), after which management will host a question and answer session. To participate, please log onto www.vyyo.com or dial (303) 262-2140 at least 10 minutes prior to the call and ask to be connected to the Vyyo conference call. The conference call can be accessed live, and throughout the quarter, at Vyyo’s website at www.vyyo.com/Investors. A telephone replay will be available through November 17, 2005 by dialing (303) 590-3000 and entering access code 11043386#.

About Vyyo Inc.

Vyyo provides cable and wireless broadband access solutions. Our products are designed for use by utilities, cable television and telecommunication operators, wireless internet service providers (ISPs) and enterprise. Our wireless broadband solutions enable utilities and other customers to operate private wireless networks for communications to their remote assets and customers. Typical applications include high speed internet services, SCADA (Supervisory Control And Data Acquisition), voice over internet protocol (“VoIP”) and telephony (“T1/E1”) all based on our modified Data Over Cable System Interface Specification (“DOCSIS®”) technology. Our cable system spectrum overlay solutions are designed to expand cable operators’ typical HFC (hybrid-fiber coax) network capacity in the “last mile” by up to 2x in the downstream and up to 10x in the upstream, addressing bandwidth demand for T1 and other advanced services. For more information, please visit www.vyyo.com.

Safe Harbor Statement

Statements made in this press release relating to the future, including those regarding the market drivers for Vyyo’s wireless utility,

T-1 over HFC and spectrum overlay solutions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our business and results of operations to differ materially from those expressed or implied by such forward-looking statements. Risks that may cause these forward-looking statements to be inaccurate include among others: whether we will be able to move from the development stage to deployment and establish commercial relationships with cable system operators; whether we will be able to successfully produce our wireless systems and whether such systems will be adopted and deployed by utilities and other customers; the current limited visibility available in the telecommunications and broadband access equipment markets; the willingness and ability of operators to adopt Vyyo’s new technology and apply it in a manner that meets customer demands; Vyyo’s ability to produce and distribute our broadband wireless and spectrum overlay products in the quantities, and with the quality control, desired by the market; and other risks set forth in Vyyo’s annual report on Form 10-K for the year ended December 31, 2004, Vyyo’s quarterly reports on Form 10-Q and other reports filed by Vyyo with the Securities and Exchange Commission from time to time. Vyyo assumes no duty to update these statements.

All trademarks mentioned herein are the property of their respective owners.

DOCSIS is a trademark of Cable Television Laboratories, Inc.

Contacts:

Investor Relations

Walt Ungerer

Vice President, Corporate Communications

Vyyo, Inc.

650.319.4029

ir@vyyo.com

www.vyyo.com

Media Relations

Paul Schneider

PSPR, Inc.

215.702.9784

pspr@att.net

Vyyo Inc.

Condensed Consolidated Statements of Operations

In Thousands, except per common share data

	Three Months Ended September 30, 2005	Three Months Ended June 30, 2005
Revenues	$225	$1,152
Cost of revenues:
Cost of products sold *	2,153	1,347
Amortization of technology	92	92

Total Cost of revenues	2,245	1,439

Gross loss	(2,020)	(287)

Operating expenses (income):
Research and development	2,966	2,858
Selling and marketing	2,248	3,104
General and administrative, net	1,442	1,872
Amortization of intangible assets	356	417
Restructuring adjustments	—	(93)

Total operating expenses	7,012	8,158
Operating loss	(9,032)	(8,445)
Interest income, net	121	120

Loss from continuing operations	(8,911)	(8,325)
Discontinued operations	—	100

Loss for the period	$(8,911)	$(8,225)

Loss per common share

Continuing operations	$(0.57)	$(0.54)
Discontinued operations	—	0.01

	$(0.57)	$(0.53)

Weighted average number of common Shares outstanding - Basic and diluted	15,535	15,381

*	During the three months ended September 30, 2005 the Company recognized inventory writedowns of approximately $1,700,000. These writedowns include a $400,000 provision for purchase commitments. During the three months ended June 30 2005, the Company recorded a writedown of excess inventory of $350,000.

Vyyo Inc.

Condensed Consolidated Balance Sheet

In Thousands

	September 30, 2005	June 30, 2005
Assets
Current Assets:
Cash and short-term investments	$20,617	$27,309
Accounts receivable, net	865	1,321
Inventories	2,193	2,899
Other current assets	939	1,130

Total Current Assets	24,614	32,659

Property and Equipment, net	1,771	1,758
Employee rights upon retirement funded	871	794
Intangible Assets	5,336	5,784

Total Assets	$32,592	$40,995

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,531	$1,949
Accrued liabilities	6,320	6,813

Total Current Liabilities	8,851	8,762

Liablility for employee rights upon retirement	1,495	1,552

Total Stockholders’ Equity	22,246	30,681

Total liabilities and stockholders’ equity	$32,592	$40,995